Filed Pursuant To Rule 433

Registration No. 333-233191

November 5, 2019

Twitter: GLD Q3 Inflows Posts Tweet 1 Links to: https://us.spdrs.com/en/etf/spdr-gold-shares-GLD Tweet 2 Links to https://us.spdrs.com/en/investment-ideas/evaluate-total-cost-of-ownership AdTrax code: N/A Exp. Date: N/A ALPS code (if applicable): Tweet 2: 2701197.1.1.AM.RTL 8/31/2020 Tweet 1 Tweet Copy: Investors flocked to $GLD in Q3 19, accumulating $6.1B in positive flows & has continued to be the most liquid #gold ETF in the world. Get fund details and see why GLD has seen inflows: [Bit.ly – placeholder!] Image: has continued to be the Source: Bloomberg Finance, L.P. & State Street Global Advisors, as of September 30, 2019; “most liquid gold-backed ETF” statement based on $1,225,015,984 – avg daily volume for trailing 180 days. Link Title: GLD Has Remained The Most Liquid Gold-Backed ETF Information Classification: Limited Access

Tweet 2 Tweet Copy: $GLD’s daily dollar volume jumped to $1.7B in Q3, from an avg of $1.1B since launch, continuing its reign as the most liquid #gold ETF in the world. Learn why its liquidity matters: [Bit.ly – placeholder!] Image: Source: daily dollar volume, Bloomberg & State Street Global Advisors as of 9/30/19, period 11/18/04 - 9/30/19; “most liquid gold ETF” statement based on $1,225,015,984 – avg daily volume for trailing 180 days. Headline: GLD: Q3 Flows Increased Its Liquidity Information Classification: Limited Access

LinkedIn Company Page Post: GLD Q3 Inflows Posts Links to: https://us.spdrs.com/en/investment-ideas/evaluate-total-cost-of-ownership AdTrax code: 2701197.1.1.AM.RTL Exp. Date: 8/31/2020 ALPS code (if applicable): Post Copy Did you know investors flocked to GLD in Q3, accumulating $6.1B in flows and seeing daily dollar volume jump to $1.7B from an average of $1.1B since launch. It has continued to be the most liquid gold ETF in the world. Why that matters: [Bit.ly – placeholder!] #SPDRLiquidity Source: Bloomberg & State Street Global Advisors, as of 9/30/2019. Period 11/18/2004 to 9/30/2019. Image: has continued to be the Source: Bloomberg Finance, L.P. & State Street Global Advisors, as of September 30, 2019; “most liquid gold-backed ETF” statement based on $1,225,015,984 – avg daily volume for trailing 180 days. Headline: GLD Has Remained The Most Liquid Gold-Backed ETF Information Classification: Limited Access

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.